[Capital One® Logo]

1680 Capital One Drive McLean, VA 22102-3491

  FOR IMMEDIATE RELEASE: July 21, 2004

Contacts:	Paul Paquin	Tatiana Stead
	V.P., Investor Relations	Director, Corporate Media
	(703) 720-2456	(703) 720-2352

Capital One Announces the Elimination of 1,400 Call Center Positions

McLean, Va. ( July 21, 2004) – Capital One Financial Corporation (NYSE: COF) today announced that it will eliminate approximately 1,400 call center positions, transitioning most of the work volume to U.S. based companies, as part of its ongoing drive to achieve cost efficiencies and maintain the company’s momentum for continued success.

The changes will primarily affect the company’s Tampa, Florida facility where approximately 1,100 positions will be impacted. In addition, approximately 160 positions in Dallas, Texas and 120 positions in Richmond, Virginia will be eliminated.

Affected Capital One associates will receive comprehensive outplacement assistance and extensive career transition services including one-on-one counseling and career seminars. In addition, all full-time associates will be eligible for severance packages and retraining assistance.

Capital One expects a seamless transition for customers as support functions will be routed to its remaining staff and to existing outsourced call center providers.

Capital One is working closely with local community leaders and will honor the company’s existing community commitments.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., offers automobile and other motor vehicle financing products. Capital One’s subsidiaries collectively had 46.6 million accounts and $73.4 billion in managed loans outstanding as of June 30, 2004. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.